Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Colleen Mitchell
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5478
michael.ruane@sungard.com	eric.erickson@sungard.com	colleen.mitchell@sungard.com
SunGard Announces Third Quarter 2009 Results
Wayne, PA — November 5, 2009 — SunGard, one of the world’s leading software and IT services companies, reported today that revenue for the three months ended September 30, 2009 was $1.34 billion, a decrease of 4% compared to the same period in 2008. On a constant currency basis, organic revenue decreased by 7% in the quarter. Organic revenue is revenue from businesses owned for at least one year and excludes revenue from businesses sold in the previous twelve months. Approximately five percentage points of the decrease in organic revenue in the quarter was attributable to one of our broker/dealer businesses.
For the three months ended September 30, 2009, adjusted EBITDA (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) was $373 million, a $2 million increase from the prior year period.
Adjusted income from operations (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) for the three months ended September 30, 2009 was $300 million, a 3% increase from $290 million in 2008.
Reported income from operations for the three months ended September 30, 2009 was $132 million compared to $136 million for the year 2008, a decrease of $4 million. Reported income from operations in 2009 and 2008 includes amortization of acquired intangible assets of $150 million and $131 million, respectively, and stock-based compensation, purchase accounting adjustments and other costs of $18 million and $23 million, respectively.
Cristóbal Conde, president and chief executive officer, commented, “We are pleased that we continue to hit our targets. Overall, SunGard is viewed as a very strong strategic partner. The spending mood is trending to the positive, but sales cycles remain long. Customers are still looking to reduce their spending on core platforms that are not in growth businesses, but at the same time they are reallocating these savings to discretionary budgets to go after growth opportunities. Our ability to bundle and cross-sell solutions makes us very competitive.”
Revenue for the first nine months of 2009 decreased less than one-half of 1% over the same period in 2008 to $4.04 billion. Adjusted EBITDA for the nine months ended September 30, 2009 was $1.05 billion compared to $1.07 billion last year. Adjusted income from operations for the nine months ended September 30, 2009 was $816 million compared to $832 million last year. Reported income from operations in 2009 and 2008 was $366 million and $405 million and includes amortization of acquired intangible assets of $404 million and $361 million, respectively, and stock-based compensation, purchase accounting adjustments and other costs of $46 million and $66 million, respectively.
Financial Systems organic revenue decreased 15% for the quarter on a constant currency basis. Approximately 8% of the decrease in organic revenue was attributable to one of our broker/dealer businesses. This broker/dealer revenue has been uncharacteristically high and is a function of market volatility and customer mix. It decreased year over year and sequentially has declined two of the past three quarters. In addition, the largest customer in this business has given us notice that it plans to decrease its use of our services beginning in the first quarter of 2010 as a result of impending regulatory changes. The estimated annual impact of this customer departure is approximately $384 million in revenue and $35-$40 million in income from operations. Total Financial Systems revenue decreased 6% to $724 million for the quarter. License fees were $38 million for the quarter, an increase of $3 million compared to the same quarter in 2008.
Notable deals in the quarter included the following:
•	A large insurer in China chose SunGard’s Asset Arena to automate its back-office operations.

•	One of the world’s largest payments companies, and an existing customer of SunGard AvantGard, selected SunGard’s STN Money Markets to help streamline its trading and reporting.

•	A long-term SunGard customer extended its contract for Brass and Protegent to support its U.S. equities trading desk.
Higher Education revenue decreased 2%, all of which was organic, to $125 million for the quarter. License fees were $8 million for the quarter, an increase of $1 million from the same quarter of 2008.
Notable deals in the quarter included the following:
•	Four schools in the northeast, part of one of the largest higher education systems in the U.S., purchased a range of Banner Unified Digital Campus solutions.

•	A public two-year college in New York extended its relationship with SunGard Higher Education for technology management services.

•	One of the most recognized MBA universities in Brazil chose SunGard Higher Education’s Banner Unified Digital Campus.
Public Sector organic revenue increased 14% in the quarter on a constant currency basis. This business has significant operations in the U.K., with both revenue and expenses denominated in British pounds. Total Public Sector revenue increased 10% to $103 million for the quarter. License fees were $6 million for the quarter, an increase of $1 million from the same quarter of 2008.
Notable deals in the quarter included the following:
•	A national agency dedicated to improving public safety throughout the U.K. extended its contract with SunGard Public Sector for case and custody support.

•	A county in Florida selected SunGard Public Sector to provide records management and mobile computing software solutions.

•	A county in Texas selected SunGard Public Sector to provide computer-aided dispatch, records management, mobile computing and jail management software.
Availability Services organic revenue was unchanged in the quarter on a constant currency basis. Total Availability Services revenue decreased 3% to $385 million for the quarter.
Notable deals in the quarter included the following:
•	A prominent, national pharmacy chain chose SunGard to provide disaster recovery services.

•	A large Canadian bank selected SunGard as its managed services provider.

•	An electronics design, production and product management company selected SunGard for hosting and managed services.
Financial Position
At September 30, 2009, total debt was $8.34 billion and cash balances were $479 million. During the nine months ended September 30, 2009, the Company invested $255 million in capital expenditures and completed two acquisitions.
Conference Call & Webcast
A conference call to review the results is scheduled for Friday, November 6, 2009 at 9:00 a.m. (Eastern Time). The dial-in number is 706-902-1370, conference ID 38270686. A replay will be available shortly after the end of the call through midnight on November 13, 2009. To listen to the replay, please dial 706-645-9291, conference ID 38270686. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. A replay will be available shortly after the end of the webcast, through midnight on November 13, 2009 at www.investorcalendar.com.

About SunGard
SunGard is one of the world’s leading software and IT services companies. SunGard serves more than 25,000 customers in more than 70 countries.
SunGard provides software and processing solutions for financial services, higher education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software.
With annual revenue exceeding $5 billion, SunGard is ranked 435 on the Fortune 500 and is the largest privately held business software and services company on the Forbes list of private businesses. Based on information compiled by Datamonitor*, SunGard is the third largest provider of business applications software after Oracle and SAP. “Continuity, Insurance & Risk” has recognized SunGard as service provider of the year an unprecedented six times. For more information, please visit SunGard at www.sungard.com.
*January 2009 Technology Vendors Financial Database Tracker http://www.datamonitor.com
Trademark Information: SunGard, the SunGard logo, Asset Arena, AvantGard, Banner, Brass, Protegent and STN are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.
SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995 Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.
Consolidated Statements of Operations
(in millions)

	Three Months Ended
	Sept. 30,	Sept. 30,
	2008	2009
Revenue:
Services	$1,267	$1,198
License and resale fees	78	93

Total products and services	1,345	1,291
Reimbursed expenses	49	46

	1,394	1,337

Costs and expenses:
Cost of sales and direct operating	728	642
Sales, marketing and administration	245	262
Product development	84	77
Depreciation and amortization	70	74
Amortization of acquisition-related intangible assets	131	150

	1,258	1,205

Income from operations	136	132
Interest income	4	5
Interest expense and amortization of deferred financing fees	(142)	(165)
Other expense	(24)	(15)

Loss before income taxes	(26)	(43)
Benefit from (provision for) income taxes	(9)	3

Net loss	$(35)	$(40)

SunGard Data Systems Inc.
Consolidated Statements of Operations
(in millions)

	Nine Months Ended
	Sept. 30,	Sept. 30,
	2008	2009
Revenue:
Services	$3,679	$3,687
License and resale fees	235	236

Total products and services	3,914	3,923
Reimbursed expenses	139	118

	4,053	4,041

Costs and expenses:
Cost of sales and direct operating	2,024	2,038
Sales, marketing and administration	815	792
Product development	241	225
Depreciation and amortization	207	215
Amortization of acquisition-related intangible assets	361	404
Merger costs	—	1

	3,648	3,675

Income from operations	405	366
Interest income	13	6
Interest expense and amortization of deferred financing fees	(433)	(471)
Other income (expense)	(49)	6

Loss before income taxes	(64)	(93)
Benefit from income taxes	9	12

Net loss	$(55)	$(81)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.
Consolidated Condensed Balance Sheets
(in millions)

	Dec. 31,	Sept. 30,
	2008	2009
Assets:
Current:
Cash and cash equivalents	$975	$479
Accounts receivable, net	782	1,043
Clearing broker assets	309	376
Prepaid expenses and other current assets	144	156
Retained interest in accounts receivable sold	285	—

Total current assets	2,495	2,054
Property and equipment, net	898	932
Software products, net	1,159	1,080
Customer base, net	2,616	2,361
Other assets, net	1,282	1,231
Goodwill	7,328	7,434

Total Assets	$15,778	$15,092

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$322	$57
Accounts payable and accrued expenses	961	843
Clearing broker liabilities	310	358
Deferred revenue	977	972

Total current liabilities	2,570	2,230
Long-term debt	8,553	8,287
Deferred income taxes	1,592	1,482

Total liabilities	12,715	11,999
Stockholder’s equity	3,063	3,093

Total Liabilities and Stockholder’s Equity	$15,778	$15,092

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.
Notes to Consolidated Condensed Financial Information
Note 1. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA
EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization and goodwill impairment. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, which were entered into in August 2005 and our senior notes entered into in September 2008. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended
	As originally		Last Twelve
	reported		Months
	Sept. 30,	Sept. 30,	Sept. 30,
(in millions)	2008	2009	2009
Net loss	$(35)	$(40)	$(268)
Interest expense, net	138	160	626
Income tax (benefit) expense	9	(3)	35
Depreciation and amortization	201	224	844
Goodwill impairment charge	—	—	128

EBITDA	313	341	1,365
Purchase accounting adjustments	25	5	23
Non-cash charges	8	8	39
Unusual or non-recurring charges	9	3	47
Acquired EBITDA, net of disposed EBITDA	5	—	1
Pro forma expense savings related to acquisitions	—	—	5
Other	7	16	48

Adjusted EBITDA — senior secured credit facilities	367	373	1,528
Loss on sale of receivables	4	—	12

Adjusted EBITDA — senior notes due 2013 and 2015 and senior subordinated notes due 2015	$371	$373	$1,540

	Nine Months Ended
	As originally
	reported
	Sept. 30,	Sept. 30,
(in millions)	2008	2009
Net loss	$(55)	$(81)
Interest expense, net	420	465
Income tax benefit	(9)	(12)
Depreciation and amortization	568	619

EBITDA	924	991
Purchase accounting adjustments	45	13
Non-cash charges	22	25
Unusual or non-recurring charges	17	13
Acquired EBITDA, net of disposed EBITDA	13	—
Pro forma expense savings related to acquisitions	—	1
Other	31	6

Adjusted EBITDA — senior secured credit facilities	1,052	1,049
Loss on sale of receivables	13	—

Adjusted EBITDA — senior notes due 2013 and 2015 and senior subordinated notes due 2015	$1,065	$1,049

SunGard Data Systems Inc.
Notes to Consolidated Condensed Financial Information
Note 2. Reconciliation of Income from Operations to Adjusted Income from Operations
Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, goodwill impairment charges, merger costs, adjustments for deferred revenue, stock-based compensation expense and management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Three Months Ended
	Sept. 30,	Sept. 30,
(in millions)	2008	2009
Income from operations	$136	$132

Amortization of acquisition-related intangible assets	131	150
Purchase accounting adjustments	11	6
Stock-based compensation and other costs	12	12

Adjusted income from operations	$290	$300

	Nine Months Ended
	Sept. 30,	Sept. 30,
(in millions)	2008	2009
Income from operations	$405	$366

Amortization of acquisition-related intangible assets	361	404
Purchase accounting adjustments	32	13
Stock-based compensation and other costs	34	33

Adjusted income from operations	$832	$816